                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            A.D.A.M. SOFTWARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                    [Letterhead of A.D.A.M. Software, Inc.]

                                                                 August 22, 1997

Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of A.D.A.M. Software, Inc. to be held on September 24, 1997 at 1600 RiverEdge Parkway, Suite 800, Atlanta, Georgia 30328. The meeting will begin promptly at 9:00 a.m., local time, and we hope that it will be possible for you to attend.

     The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the Proxy Statement provided herewith.

     Please date, sign and return your proxy card in the enclosed envelope at your convenience to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. If you attend the annual meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

     On behalf of your Board of Directors, thank you for your continued support and interest in A.D.A.M. Software, Inc.

                                          Sincerely,

                                          /s/ ROBERT S. CRAMER, JR
                                             Robert S. Cramer, Jr.
                                          Chairman of the Board and
                                            Chief Executive Officer

                               [A.D.A.M. LOGO]

--------------------------------------------------------------------------------
                            A.D.A.M. SOFTWARE, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 24, 1997
--------------------------------------------------------------------------------

     The Annual Meeting of Shareholders of A.D.A.M. Software, Inc. will be held at 1600 RiverEdge Parkway, Suite 800, Atlanta, Georgia, on Wednesday, September 24, 1997 at 9:00 a.m., local time, for the following purposes:

          (i) To elect two directors to serve until the 2000 Annual Meeting of Shareholders;

          (ii) To ratify the appointment of Price Waterhouse LLP as the Company's independent auditors for the fiscal year ending March 31, 1998; and

          (iii) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only the holders of record of Common Stock of the Company at the close of business on July 31, 1997 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof. A list of shareholders as of the close of business on July 31, 1997 will be available at the Annual Meeting of Shareholders for examination by any shareholder, his agent or his attorney.

     Your attention is directed to the Proxy Statement provided with this Notice.

                                          By Order of the Board of Directors,

                                            /s/ ROBERT S. CRAMER, JR
                                             Robert S. Cramer, Jr.
                                            Chairman of the Board and
                                             Chief Executive Officer

Atlanta, Georgia
August 22, 1997

--------------------------------------------------------------------------------
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.
--------------------------------------------------------------------------------

                            A.D.A.M. SOFTWARE, INC.
                       1600 RIVEREDGE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30328

--------------------------------------------------------------------------------

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 24, 1997
--------------------------------------------------------------------------------

     The 1997 Annual Meeting of Shareholders (the "Annual Meeting") of A.D.A.M. Software, Inc. (the "Company") will be held on September 24, 1997, for the purposes set forth in the Notice of Annual Meeting of Shareholders attached hereto. The enclosed form of proxy is solicited by the Board of Directors of the Company (the "Board" or "Board of Directors") and the cost of the solicitation will be borne by the Company. When the proxy is properly executed and returned, the shares it represents will be voted as directed at the Annual Meeting or any adjournment thereof or, if no direction is indicated, such shares will be voted in favor of the proposals set forth in the Notice of Annual Meeting of Shareholders attached hereto. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. All proxies delivered pursuant to this solicitation are revokable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later-dated proxy or by voting in person at the Annual Meeting.

RECORD DATE

     Only shareholders of record as of the close of business on July 31, 1997 (the "record date") will be entitled to vote at the Annual Meeting. As of that date, the Company had outstanding 4,901,897 shares of Common Stock, $.01 par value, excluding shares held in treasury by the Company ("Common Stock"). Shareholders of record as of the close of business on July 31, 1997 are entitled to one vote for each share of Common Stock held. No cumulative voting rights are authorized and dissenters' rights for shareholders are not applicable to the matters being proposed. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to shareholders of the Company on or about August 22, 1997.

VOTING AND PROXIES

     The presence in person or by proxy of holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. The affirmative vote of a plurality of the shares present in person or by proxy and entitled to vote is required to elect directors. With respect to any other matter that may properly come before the Annual Meeting, the approval of any such matter would require a greater number of votes cast in favor of the matter than the number of votes cast opposing such matter. Shares held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Broker non-votes will not be counted as votes for or against matters presented for shareholder consideration, including the election of directors. Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have no effect on the outcome of any vote, including the election of directors.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

     Under the Bylaws of the Company, the number of directors constituting the Board is fixed at no greater than nine. The Bylaws divide the Board into three classes with the directors in each class serving a term of three years. There are two directors, Daniel S. Howe and Francisco J. Tedesco, M.D. who have been nominated to stand for reelection as directors at the Annual Meeting. In addition to the two nominees, there are five directors continuing to serve on the Board, whose terms expire in 1998 and 1999.

     Except as otherwise provided herein, the proxy solicited hereby cannot be voted for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. The Board has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, if at the time of the Annual Meeting any of the nominees should be unable to serve or, for good cause, will not serve, the persons named in the proxy will vote as recommended by the Board to elect substitute nominees recommended by the Board. In no event, however, can a proxy be voted to elect more than three directors.

     The following list sets forth the names of the two nominees for reelection to the Board to serve until the annual meeting of shareholders in 2000, or until their successors are duly elected and qualified. Such list also contains, as to each nominee and incumbent director, certain biographical information, a brief description of principal occupation and business experience during the past five years, directorships of companies (other than the Company) presently held, and certain other information, which information has been furnished by the respective individuals.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR DANIEL S. HOWE AND FRANCIS J. TEDESCO, M.D. TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2000 OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

NOMINEES FOR ELECTION -- TERM EXPIRING IN 2000

     DANIEL S. HOWE. (Age 37) Mr. Howe has been a Director of the Company since December 1996. Mr. Howe is President of DSH Enterprises, Inc., a real estate development and investment company, and has served in that capacity since January 1990.

     FRANCIS J. TEDESCO. (Age 53) Dr. Tedesco has been a Director of the Company since July 1996. He has served as Chief Executive Officer of Health Sciences University and as President of the Medical College of Georgia ("MCG") since 1988, and has been a Professor of Medicine at MCG since 1981. He also is a consultant to Dwight David Eisenhower Medical Center -- Fort Gordon, Georgia; Veterans Administration Medical Center -- Augusta, Georgia and Walter Reed Army Medical Center -- Washington, D.C. Prior to coming to MCG in 1978, Dr. Tedesco held academic appointments beginning in 1971 at the Hospital of the University of Pennsylvania; Washington University School of Medicine, St. Louis, Missouri; and University of Miami School of Medicine. Dr. Tedesco currently serves on the Board of Directors and is Vice President of the Georgia Division of the American Cancer Society, and he is a director of URO Health, a medical products manufacturer.

DIRECTORS CONTINUING IN OFFICE UNTIL 1998

     SALLY D. ELLIOTT. (Age 44) Ms. Elliott has been a Director of the Company since June 1993. Ms. Elliott has served since June 1991 as President of the Consumer Publishing Group, Addison Wesley Longman formerly known as Benjamin/Cummings Publishing Company ("Benjamin/Cummings"), a publisher of college textbooks and a subsidiary of Addison Wesley Longman. Prior thereto, Ms. Elliott served as General Manager of Benjamin/Cummings from June 1989 to June 1991 and Editorial Director of Benjamin/Cummings from June 1987 to June 1989. Ms. Elliott is also a director of Addison Wesley Longman.

     GREGORY M. SWAYNE. (Age 39) Mr. Swayne, a co-founder of the Company, has served as Vice President of Production and Vice-Chairman of the Company since March 1997 and as a Director since March 1990.

Previously, he served as President from March 1990 until March 1997. As the original founder of Medical Legal Illustrations, Inc. ("MLI"), a predecessor to the Company, he served as President from 1985 until February 1992, and as a director of MLI from 1985 until the merger of MLI and the Company in May 1992. Mr. Swayne is a master degreed medical illustrator who completed a three year graduate program in medical illustration that required him to participate in all the first year medical school courses (including gross anatomy, histology, embryology and neuroanatomy) as well as a full year of direct surgical observation and illustration.

DIRECTORS CONTINUING IN OFFICE UNTIL 1999

     ROBERT S. CRAMER, JR. (Age 37) Mr. Cramer, a co-founder of the Company, has served as Chairman of the Board and a Director since the Company's inception in March 1990, and Chief Executive Officer since September 1996. From 1987 to 1992, he served as Chairman of the Board of Directors of MLI. In 1989, Mr. Cramer served as an Executive Editor and Co-Publisher of Atlanta Computer Spectrum, a regional technology publication he helped to create. Also, since 1994 Mr. Cramer has served as Chairman of the Board of the Atlanta Task Force for the Homeless, a community-wide non profit organization working with and on the behalf of homeless people.

     ANTHONY J. GATTI. (Age 50) Dr. Gatti has been a Director of the Company since May 1993. Dr. Gatti has been a doctor of podiatric medicine in private practice since 1974. He is President and a director of National Podiatry Management, a preferred provider organization offering podiatry services to major health providers, and a director of several other national and state podiatric medicine groups.

     JOHN W. MCCLAUGHERTY. (Age 38) Mr. McClaugherty, a co-founder of the Company, has served as a Director of the Company since its inception in March 1990. Currently, Mr. McClaugherty serves as President of J.S.K., Inc., a medical illustration company. Mr. McClaugherty served as Chief Executive Officer of the Company from its inception until March 1994. Prior thereto, Mr. McClaugherty was the Vice President of Sales and Marketing and a director of MLI from March 1985 until March 1990. Since 1994, Mr. McClaugherty has served as President of J.S.K., Inc., a provider of medical illustrations to the legal profession and a licensee of the Company. See "Certain Transactions."

MEETINGS OF THE BOARD OF DIRECTORS

     During the fiscal year ended March 31, 1997 ("fiscal 1997"), the Board held eight meetings. During fiscal 1997, each incumbent director attended at least 75% of all Board and the aggregate number of meetings held by all committees on which the individual director served in fiscal 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has standing Audit and Stock Repurchase Committees that assist it in discharging its responsibilities. In April 1997 the Company's Board of Directors combined the Compensation and Stock Option Committees, which were responsible for determining compensation issues relating to the Company's executive officers, into the Compensation/Stock Option Committee. These committees, their members and functions are discussed below.

     The Audit Committee, which held two meetings during fiscal 1997, is responsible for recommending independent accountants, reviewing with the accountants the scope and results of the audit engagement, and consulting with independent accountants and management with regard to the Company's accounting methods and control procedures. The Audit Committee is composed of Messrs. Cramer (Chairman), Howe and, prior to his resignation from the Board in August 1997, Mr. Jones.

     The Compensation/Stock Option Committee, which held two meetings during fiscal 1997, is responsible for reviewing recommendations from the Chairman of the Board of Directors with regard to the compensation of officers of the Company and reporting to the Board of Directors its recommendations with regard to such compensation and is responsible for operating and administering the Company's 1991 Employee Stock Option

Plan and its Amended and Restated 1992 Stock Option Plan. The Compensation/Stock Option Committee is composed of Messrs. Gatti, Howe and, prior to his resignation from the Board in August 1997, Mr. Jones.

     The Stock Repurchase Committee, which held no meetings during fiscal 1997, is responsible for the Company's repurchase of its own shares pursuant to the Stock Repurchase Program. The Compensation/Stock Option Committee is composed of Messrs. Cramer (Chairman), Swayne and Howe.

COMPENSATION OF DIRECTORS

     To date, Directors have not received cash compensation for their services as directors of the Company. In April 1997, the non-employee directors of the Company were granted the following options to purchase Common Stock: Messrs. McClaugherty and Gatti: 3,000 options; Messrs. Tedesco and Howe: 10,000 options.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                    (ITEM 2)

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Price Waterhouse LLP to serve as independent auditors of the Company for fiscal 1998, subject to ratification of this appointment by the shareholders of the Company. Price Waterhouse LLP has served as independent auditors of the Company for many years and is considered by management of the Company to be well qualified. The Company has been advised by Price Waterhouse LLP that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. One or more representatives of Price Waterhouse LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL 1998. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                      COMMON STOCK OWNERSHIP BY MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of shares of Common Stock as of July 31, 1997 for (i) directors of the Company, (ii) the Chief Executive Officer and each of the other highest paid executive officers of the Company whose total annual salary and bonus exceeded $100,000 during fiscal 1997 (collectively the "Named Executive Officers"), including three individuals who are no longer employed by the Company, (iii) the directors and executive officers of the Company as a group and (iv) each person who is a shareholder of the Company holding more than a 5% interest in the Company. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and disposition power. The number of shares represents (a) the number of shares of Common Stock the person beneficially owns plus (b) the number of shares issuable upon exercise of currently exercisable options and warrants.

                                                              NUMBER OF SHARES
                                                                BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER                               OWNED         PERCENT OF CLASS(1)
------------------------------------                          ----------------   -------------------
Robert S. Cramer, Jr.(2)....................................       683,557              13.6%
Gregory M. Swayne(3)........................................       332,854               6.7
Curtis A. Cain(4)...........................................            --                --
Robert DiProva(5)...........................................         5,500                 *
David Tranberg(6)...........................................         2,000                 *
Sally D. Elliott(7).........................................            --                --
Daniel S. Howe(8)...........................................        21,000                 *
Dr. Anthony J. Gatti(9).....................................       205,000               4.2
John W. McClaugherty........................................        26,202                 *
Francis J. Tedesco, M.D.....................................            --                --
Addison-Wesley Longman......................................       700,000              14.3
James D. Oelschlager(10)....................................       418,750               8.5
Firestone Tire and Rubber Master Trust(11)..................       356,250               7.2
All executive officers and directors as a group (8
  persons)(12)..............................................     1,270,096              24.6%

---------------

   * Less than 1%.
 (1) Assumes 4,901,897 shares outstanding, excluding shares held in treasury by the Company. Except as indicated in the footnotes set forth below, the persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares shown as owned by, and the voting power of, individual shareholders include shares which are not currently outstanding but which such shareholders are entitled to acquire or will be entitled to acquire within 60 days. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by the particular shareholder, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (2) Includes 95,500 shares issuable upon exercise of outstanding options and 42,938 shares issuable upon exercise of outstanding warrants. Mr. Cramer's address is c/o A.D.A.M. Software, Inc., 1600 RiverEdge Parkway, Suite 800, Atlanta, Georgia 30328.
 (3) Includes 95,500 shares issuable upon exercise of outstanding options. Mr. Swayne's address is c/o A.D.A.M. Software, Inc., 1600 RiverEdge Parkway, Suite 800, Atlanta, Georgia 30328.
 (4) Mr. Cain ceased to be an employee of the Company effective September 4, 1996.
 (5) Mr. DiProva ceased to be an employee of the Company effective February 15, 1997.
 (6) Mr. Tranberg ceased to be an employee of the Company effective March 31, 1997.
 (7) Ms. Elliott is a director of Addison-Wesley Longman.
 (8) Represents 3,000 shares issuable upon exercise of outstanding options and 18,000 shares issuable upon exercise of outstanding warrants.

 (9) Includes 108,500 shares jointly held by Dr. Gatti and his wife. Dr. Gatti shares voting and dispositive power with respect to the 108,500 shares and disclaims beneficial ownership of such shares. Includes 70,250 shares held by Anthony J. Gatti, D.P.M., P.C. Money Pension Plan of which Dr. Gatti is Trustee and over which Dr. Gatti holds sole voting and dispositive power. Dr. Gatti disclaims beneficial ownership of such shares. Includes 16,250 shares held by Anthony J. Gatti, D.P.M., P.C. Profit Sharing Plan, of which Dr. Gatti is Trustee and over which Dr. Gatti holds sole voting and dispositive power. Dr. Gatti disclaims beneficial ownership of such shares. Includes 5,000 shares issuable upon exercise of outstanding options. Dr. Gatti's address is c/o A.D.A.M. Software, Inc., 1600 RiverEdge Parkway, Suite 800, Atlanta, Georgia 30328.
(10) Includes 356,250 shares held by the Firestone Tire and Rubber Master Trust (the "Firestone Trust"), for which Oak Associates, of which Mr. Oelschlager is President, is the fund manager. Includes 12,500 shares held by the Oak Associates Profit Sharing Plan and Trust, of which Mr. Oelschlager is the trustee. Mr. Oelschlager's address is c/o Oak Associates, 3875 Embassy Parkway, Suite 250, Akron, Ohio 44333. The information included in the table is based upon a Schedule 13G filed with the Securities and Exchange Commission on February 12, 1997 pursuant to Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, as amended.
(11) The Firestone Trust's address is Chemical Bank, as trustee for Firestone Rubber and Tire Master Trust (R.D. 4615504) c/o Oak Associates, 3875 Embassy Parkway, Suite 250, Akron, Ohio 44333. The information included in the table is based upon a Schedule 13G filed with the Securities and Exchange Commission on February 12, 1997 pursuant to Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, as amended.
(12) Includes, for each officer and director, their respective shares issuable upon exercise of outstanding options and warrants.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The table below sets forth certain information relating to the compensation earned during fiscal 1997 and the fiscal year ended March 31, 1996 ("fiscal 1996") and the fiscal year ended March 31, 1995 ("fiscal 1995") by the Named Executive Officers.

                                                                                          LONG-TERM
                                                            ANNUAL COMPENSATION          COMPENSATION
                                                     ---------------------------------   ------------
                                                                            SECURITIES    ALL OTHER
                                            FISCAL                          UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITIONS                 YEAR    SALARY($)   BONUS($)   OPTIONS(#)       ($)
----------------------------                ------   ---------   --------   ----------   ------------
Robert S. Cramer, Jr.....................    1997    $155,000         --          --       $  2,111(1)
  (Chairman of the Board of Directors,       1996    $128,750         --      75,000       $  2,140(1)
  Chief Executive Officer,                   1995    $126,583    $ 4,500      20,000             --
  Co-Founder and Director)
Gregory M. Swayne........................    1997    $155,000         --          --       $  4,185(1)
  (Vice-Chairman, Vice President of          1996    $128,750    $ 9,000      75,000       $  4,245(1)
  Production and Director)                   1995    $126,583    $ 4,500      20,000             --
Curtis A. Cain(2)........................    1997    $ 76,973         --          --       $330,000(3)
  (Former Chief Executive Officer)           1996    $135,000    $12,340      90,000             --
                                             1995    $113,333    $ 9,500      20,000             --
Robert A. DiProva(4).....................    1997    $100,625         --          --       $ 60,000(5)
  (Former Chief Financial Officer)           1996    $135,000    $12,340      33,000             --
David Tranberg(6)........................    1997    $132,494         --       5,000       $ 80,000(5)
  (Former Vice President of Sales and        1996    $ 23,872         --      30,000             --
  Marketing)

---------------

(1) Represents life insurance premiums paid on behalf of such executive officers.
(2) Mr. Cain ceased to be an employee of the Company effective September 4, 1996.
(3) Represents lump sum severance payment of $150,000 plus $180,000 payable in twelve equal monthly installments through September 1997.
(4) Mr. DiProva ceased to be an employee of the Company effective February 15, 1997. Mr. DiProva joined the Company in September 1995, and therefore received no compensation for fiscal 1995.
(5) Represents lump sum severance payment.
(6) Mr. Tranberg ceased to be an employee of the Company effective March 31, 1997. Mr. Tranberg joined the Company in January 1996, and therefore received no compensation for fiscal 1995.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information regarding stock options granted to the Named Executive Officers during fiscal 1997.

                                                 INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                              --------------------------------------------------------     VALUE AT ASSUMED
                              NUMBER OF                                                  ANNUAL RATES OF STOCK
                              SECURITIES     % OF TOTAL                                   PRICE APPRECIATION
                              UNDERLYING   OPTIONS GRANTED   EXERCISE OR                  FOR OPTION TERM(1)
                               OPTIONS      TO EMPLOYEES      BASE PRICE    EXPIRATION   ---------------------
            NAME              GRANTED(#)   IN FISCAL YEAR    ($/SHARE)(1)    DATE(2)      5%($)       10%($)
            ----              ----------   ---------------   ------------   ----------   --------    ---------
Robert S. Cramer, Jr. ......       --             --                --             --          --           --
Gregory M. Swayne...........       --             --                --             --          --           --
Curtis A. Cain(3)...........       --             --                --             --          --           --
Robert A. DiProva(4)........    5,000            6.0%            $2.50             (2)     $7,075      $17,930
                                5,000            6.0%            $2.25      3/25/2002      $7,075      $17,930
David Tranberg(5)...........    5,000            6.0%            $2.50             (2)     $7,075      $17,930

---------------

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the term of the options. These numbers do not take into account plan provisions providing for termination of the option following termination of employment or nontransferability.
(2) Forfeited in connection with such officer's cessation of employment.
(3) Mr. Cain ceased to be an employee of the Company effective September 4, 1997.
(4) Mr. DiProva ceased to be an employee of the Company effective February 15, 1997.
(5) Mr. Tranberg ceased to be an employee of the Company effective March 31, 1997.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table shows the number and value of exercisable and unexercisable options held by the Company's Named Executive Officers as of the end of fiscal 1997. Value is determined as the difference between exercise price and fair market value. No stock appreciation rights were outstanding in fiscal 1997.

                                                                                  NUMBER OF UNEXERCISED
                                                         SHARES       VALUE         OPTIONS AT FISCAL
                                                       ACQUIRED ON   REALIZED          YEAR-END(#)
                        NAME                           EXERCISE(#)    ($)(1)    EXERCISABLE/UNEXERCISABLE
                        ----                           -----------   --------   -------------------------
Robert S. Cramer, Jr. ...............................    20,000       $5,000         150,000/50,000(2)
Gregory M. Swayne....................................        --           --         150,000/50,000
Curtis A. Cain.......................................        --           --              None/None
Robert A. DiProva....................................        --           --             5,000/None
David Tranberg.......................................        --           --              None/None

---------------

(1) Based on the difference between the fair market value of the Company's Common Stock at the date of exercise, less the exercise price.
(2) Does not include warrants to purchase 42,938 shares of Common Stock issued in connection with the Subordinated Bridge Notes.

     The Company has not awarded stock appreciation rights to any employee, has had no long-term incentive plans, as that term is defined in SEC regulations, and has no defined benefit or actuarial plans covering any employees of the Company.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Cramer and Swayne. Each agreement expires on December 31, 1997 (the "Expiration Date") and is automatically renewable for successive one-year periods unless written notice of non-renewal is given by either party. Each agreement also may be terminated by the Company with or without cause or upon the employee's death or inability to perform his duties on account of a disability for a period of twelve consecutive months or by the employee. If any agreement is terminated prior to the Expiration Date for any reason, except by the employee, by the Company for cause or upon the employee's death or disability, the Company must continue to pay the employee's base salary and bonus either (i) for the period from the date of termination through the Expiration Date if the agreement is terminated prior to the first anniversary thereof or (ii) for the two year period following the date of termination if the agreement is terminated after the first anniversary thereof. If the agreement is terminated because of the death or disability of the employee, the Company must pay the employee or his beneficiaries his base salary and bonus for a period of one year following the date of termination; provided, however, that, in the case of termination for disability, the Company may elect, in lieu of making such payments, to provide the employee with disability insurance coverage. The agreements provide for a minimum base salary of $120,000 for each of Messrs. Cramer and Swayne, and for annual discretionary bonuses. Each agreement also contains a two year noncompetition, customer and employee nonsolicitation and confidentiality provision. In addition, the Company has executed Employee Confidentiality, Nondisclosure and Noncompetition Agreements with all of its employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997, the Compensation Committee of the Company consisted of Messrs. Cramer, Jones and Howe. During fiscal 1997, the Company sold approximately $11,000 of product to Addison Wesley Longman. Mr. Jones is a director of Addison Wesley Longman. Additionally, the Company had royalty revenues of approximately $134,000 related to Benjamin/Cummings Publishing Company, a subsidiary of Addison Wesley Longman. The Company purchased approximately $22,000 of product from Benjamin/Cummings during fiscal 1997 and paid royalty expense to Benjamin/Cummings of approximately $70,000.

LEGAL PROCEEDINGS

     On April 25, 1996, a class action lawsuit was filed in Fulton County Superior Court in Atlanta, Georgia by an owner of 1,000 shares of A.D.A.M. common stock against the Company and certain of its then officers and directors (Robert S. Cramer, Jr., Curtis A. Cain, Gregory M. Swayne, Holcombe P. Green, Jr. and John W. McClaugherty). The complaint alleges violations of sections 11, 12(2) and 15 of the Securities Act of 1933, violations of the Georgia Securities Act and negligent misrepresentation arising out of alleged disclosure deficiencies in connection with the Company's initial public offering which was completed on November 10, 1995. The complaint seeks compensatory damages and reimbursements for plaintiff's fees and expenses. The Company and its officers and directors intend to defend vigorously against the allegations.

                              CERTAIN TRANSACTIONS

     On March 31, 1994, the Company entered into a license agreement (the "MLI License Agreement") with J.S.K., Inc. ("JSK"), a company controlled by Mr. McClaugherty, a Director of the Company, pursuant to which JSK was granted the right to use the A.D.A.M. Image Database to produce printed customized medical illustrations and videotapes for use by lawyers as demonstrative evidence pieces for a two-year term in return for a fixed fee. JSK was also granted a license to use the "Medical-Legal Illustrations" service mark for a two-year term. The Company continues to hold all legal title in the A.D.A.M. Image Database and owns all copyright interest in illustrations and videotapes produced by JSK pursuant to the MLI License Agreement. The MLI License Agreement was amended on August 30, 1995 to extend the initial term and to fix the monthly license fee payable to the Company at $6,200 per month. The Company also authorized JSK to act as a reseller of the Company's products pursuant to a Reseller Agreement dated April 24, 1994. During fiscal 1997, the Company sold approximately $64,000 of product to JSK pursuant to the Reseller Agreement. JSK paid the Company approximately $68,000 in licensing and rental fees during fiscal 1997 pursuant to the MLI License Agreement. The MLI License Agreement was terminated in late March, 1997.

     During fiscal 1997, the Company sold approximately $11,000 of product to Addison Wesley Longman. Mr. Jones and Ms. Elliot are directors of Addison Wesley Longman. Additionally, the Company had royalty revenues of approximately $134,000 related to Benjamin/Cummings, a subsidiary of Addison Wesley Longman. The Company purchased approximately $22,000 of product from Benjamin/Cummings during fiscal 1997 and paid royalty expense to Benjamin/Cummings of approximately $70,000.

     It is the Company's policy that all future transactions, if any, with affiliated parties will be approved by the disinterested members of the Company's Board of Directors (or a committee thereof) or by the shareholders of the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In April 1997 the Company's Board of Directors combined the Compensation and Stock Option Committees, which were responsible for determining compensation issues relating to the Company's executive officers, into the Compensation/Stock Option Committee. The Compensation/Stock Option Committee (the "Compensation Committee"), which is composed of three non-employee directors, is responsible for developing and making recommendations to the Board with respect to the Company's compensation plans and policies for the Company's executive officers as well as the Board of Directors. In carrying out this responsibility, the Compensation Committee approves the design of all compensation plans applicable to executive officers and directors, reviews and approves performance goals, establishes award opportunities, oversees the ongoing operation of the various plans and makes recommendations to the Board regarding certain of these matters. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the base salaries to be paid to the Chief Executive Officer and each of the other executive officers. The Compensation Committee also, in conjunction with the Board, reviews compensation policies applicable to executive officers as well as directors and considers the relationship of corporate performance to that compensation.

EXECUTIVE OFFICER COMPENSATION PHILOSOPHY

     The objectives of the Company's executive compensation program are to:

     - Support the achievement of desired Company performance; and

     - Provide compensation that will attract and retain superior talent and reward performance.

     In carrying out these objectives, the Compensation Committee considers current corporate performance, the potential for future performance gains, whether shareholder value has been or will be enhanced, and competitive market conditions for executives in similar positions at local, regional and national software companies having similar revenues and number of employees. Those factors are evaluated and considered for each officer on an annual basis, including consideration of the contribution made by each officer over the prior fiscal year. The Company's compensation package for its officers includes both short-term and long-term features in the form of base salary, variable compensation keyed to Company performance and stock options which are granted periodically at the discretion of the Compensation Committee. As a result, the Company's executive compensation provides an overall level of compensation opportunity that is competitive with software companies of comparable size and complexity. The Compensation Committee will use its discretion to set executive compensation at a level that, in its judgment, is warranted by external, internal or individual circumstances.

     The Compensation Committee also endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. The Chairman of the Board and Chief Executive Officer and the Vice-Chairman of the Board are relatively substantial shareholders in the Company and are thus motivated to act on behalf of all shareholders to optimize overall Company performance.

EXECUTIVE OFFICER COMPENSATION

     The Company's executive officer compensation is comprised of base salary, grants under the 1991 Employee Stock Option Plan and the Amended and Restated 1992 Stock Option Plan, and various benefits, including medical plans which are generally available to employees of the Company.

     BASE SALARY. Base salaries for the Company's key executive officers are established under employment contracts. The salaries are reviewed annually and are approved by the Compensation Committee. In determining base salaries, the Compensation Committee takes into consideration individual experience and performance as well as other circumstances particular to the Company.

     VARIABLE COMPENSATION. Variable compensation is keyed to Company performance for officers and is based on achievement of pre-established targets relative to the Company's budget which includes sales growth, expense control and profitability and the timely development and market reception of new products.

     STOCK OPTION PROGRAM. The grant of stock options is designed to align the interests of executive officers with those of shareholders in the Company's long-term performance. Options granted under the plans have an exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant and expire not later than ten years from the date of grant. It has been the practice of the Committee to grant stock options which vest ratably over a three-year period from the date of the grant. Option awards for officers other than the Chief Executive Officer are based on recommendations made by the Chief Executive Officer and on the Committee's assessment of how the respective individual contributes to the Company. The factors considered in this assessment are identical to those set forth in the Compensation/Stock Option Committee Philosophy, Base Salary and Variable Compensation paragraphs above. During fiscal 1997, the former Stock Option Committee granted 15,000 options to the Named Executive Officers, none of which were granted to the Chief Executive Officer.

     OTHER BENEFITS. The Company provides medical benefits to executive officers. These benefits are comparable to those generally available to company employees. The Company also funds life insurance policies on the behalf of its executive officers. The amount funded under the policies and the amount of insurance provided to the executive is commensurate with the executive's salary and level of responsibility.

COMPENSATION OF THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

     Mr. Cramer serves as the Chairman of the Board and Chief Executive Officer under an employment contract, dated December 21, 1994, which was approved by the Compensation Committee. Under the employment contract, Mr. Cramer's compensation is principally composed of a base salary of $155,000 and annual discretionary bonuses.

     During fiscal 1997, the Company made contributions to a life insurance policy on the behalf of Mr. Cramer. The value of the benefit related to such policy was estimated to be $2,000,000 and is included in the All Other Compensation in the summary compensation table on page 6 of this Proxy Statement.

     POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT. The Omnibus Budget Reconciliation Act of 1993 placed certain limits on the deductibility of non-performance based executive compensation for a company's employees, unless certain requirements are met. The Compensation/Stock Option Committee does not believe that there is a risk of losing deductions under the new law. However, in the future, the Compensation/Stock Option Committee intends to consider carefully any plan or compensation arrangement that might result in the disallowance of compensation deductions. It will use its best judgment, taking all factors into account, including the materiality of any deductions that may be lost versus the broader interests of the Company to be served by paying adequate compensation for services rendered, before adopting any plan or compensation arrangement.

     The Compensation Committee believes that its compensation philosophies are suited to retaining and rewarding executives who contribute to the success of the Company in achieving its business objectives and increasing stockholder value. The Company further believes that the program strikes an appropriate balance among the interests and needs of the Company, its stockholders and its executives.

The Compensation/Stock Option Committee

Anthony J. Gatti, M.D.
Daniel S. Howe

     THE FOREGOING REPORTS SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934 (TOGETHER, THE "ACTS"), EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                         STOCK PRICE PERFORMANCE GRAPH

     The following stock price performance graph compares the Company's performance to the Nasdaq Stock Market-U.S. and the Hambrecht & Quist Technology Index. The stock price performance graph assumes an investment of $100 in the Company and the Hambrecht & Quist Technology Index on November 10, 1995 and an investment of $100 in the Nasdaq Stock Market-U.S. on October 31, 1995 and further assumes the reinvestment of all dividends. Stock price performance, presented monthly for the period from November 10, 1995 through March 31, 1997 is not necessarily indicative of future results.

                                        A.D.A.M.            NASDAQ
        Measurement Period              SOFTWARE,            STOCK               H&Q
      (Fiscal Year Covered)               INC.             MARKET-US         TECHNOLOGY
10/95*                                            100                100                100
11/95                                              89                102                 95
12/95                                              54                102                 90
1/96                                               52                102                 91
2/96                                               41                106                 96
3/96                                               42                107                 92
4/96                                               29                115                104
5/96                                               31                121                106
6/96                                               25                115                 98
7/96                                               28                105                 88
8/96                                               26                111                 93
9/96                                               29                119                104
10/96                                              23                118                103
11/96                                              25                125                115
12/96                                              22                125                112
1/97                                               21                134                124
2/97                                               17                127                114
3/97                                               17                118                107

---------------

* November 10, 1995 for A.D.A.M. Software, Inc.

     THE STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE ACTS EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACT.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires executive officers and directors of the Company and persons who beneficially own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission certain reports, and to furnish copies thereof to the Company, with respect to each such person's beneficial ownership of the Company's equity securities. Based solely upon a review of the copies of such reports furnished to the Company and certain representations of such persons, all such persons have complied with the applicable reporting requirements, except for Michael Fisher, Corporate Secretary and Director of Finance and Administration, who inadvertently filed his Form 3 approximately one month late.

INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse LLP has audited the accounts of the Company and its subsidiaries for fiscal year 1997 and has been appointed by the Board of Directors to continue in that capacity for the Company's fiscal year ending March 31, 1998. A representative of Price Waterhouse LLP will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

ANNUAL REPORT TO SHAREHOLDERS

     The Annual Report of the Company for fiscal 1997, including audited financial statements, accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY SHAREHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON JULY 31, 1997, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1997, EXCEPT EXHIBITS THERETO. The Company will provide copies of the exhibits, should they be requested by eligible shareholders, and the Company may impose a reasonable fee for providing such exhibits. Request for copies of the Company's Annual Report on Form 10-K should be mailed to:

              A.D.A.M. Software, Inc.
              1600 RiverEdge Parkway
              Suite 800
              Atlanta, Georgia 30328
                   Attention: Corporate Secretary

SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company on or before April 16, 1998 to be eligible for inclusion in the Proxy Statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting.

EXPENSES OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of the Company. The Company also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Company's Common Stock.

                                          By Order of the Board of Directors,

                                         /s/ ROBERT S. CRAMER, JR
                                         ------------------------
                                         Robert S. Cramer, Jr.
                                          Chairman of the Board and
                                          Chief Executive Officer

Atlanta, Georgia
August 22, 1997

                                                                     APPENDIX

                            A.D.A.M. SOFTWARE, INC.

                                     PROXY
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                             ON SEPTEMBER 24, 1997

   The undersigned hereby appoints Robert S. Cramer, Jr. and Gregory M. Swayne and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of A.D.A.M. Software, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Wednesday, September 24, 1997, at 9:00 a.m., local time, at 1600 RiverEdge Parkway, Suite 800, Atlanta, Georgia, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Annual Meeting of Shareholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

   1. To elect two (2) directors to serve until the 2000 Annual Meeting of
      Shareholders:

     [ ] FOR all nominees listed (except as marked below to the contrary)

               To serve until the 2000 Annual Meeting of Shareholders:
                      Daniel S. Howe
                      Francis J. Tedesco, M.D.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
             A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)

      [ ] WITHHOLD AUTHORITY to vote for all nominees listed

   2. To ratify the appointment of Price Waterhouse LLP as the Company's independent auditors for fiscal 1998.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ABOVE-STATED PROPOSALS.

                                                   Date:_________________, 1997
                                                   ____________________________
                                                   ____________________________
                                                   Please sign exactly as your
                                                   name or names appear hereon.
                                                   For more than one owner as
                                                   shown above, each should
                                                   sign. When signing in a
                                                   fiduciary or representative
                                                   capacity, please give full
                                                   title. If this proxy is
                                                   submitted by a corporation,
                                                   it should be executed in the
                                                   full corporate name by a duly
                                                   authorized officer, if a
                                                   partnership, please sign in
                                                   partnership name by
                                                   authorized person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON SEPTEMBER 24, 1997. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.